AMENDMENT TO RIGHTS AGREEMENT

     AMENDMENT, effective as of April 16, 1996, to the Rights
Agreement, dated as of July 14, 1994 between Circus Circus
Enterprises, Inc., a Nevada corporation (the "Company"), and First Chicago Trust Company of New York, a New York corporation, as
Rights Agent (the "Rights Agent") (the "Rights Agreement").

                                 RECITALS

     The Company and the Rights Agent have heretofore executed and entered into the Rights Agreement. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

                                 AGREEMENT

     In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

     1. Section 1.1 of the Rights Agreement is hereby modified and amended by deleting the percentage "10%" in each of the first and second (including the proviso thereto) sentences thereof and substituting the percentage "15%" therefor.

     2. Section 3.1 of the Rights Agreement is hereby modified and amended by deleting the percentage "10%" in the first sentence thereof and substituting the percentage "15%" therefor.

     3. Exhibit B of the Rights Agreement is hereby modified and amended by deleting the percentage "10%" in each of the second and sixth paragraphs thereof and substituting the percentage "15%" therefor.

     4. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5. This Amendment shall be deemed to be a contract made under the laws of the State of Nevada and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.


     6. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     7. In all respects not inconsistent with the terms and provisions of this Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.


                        [SIGNATURE PAGE TO FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all effective as of the date and year first above written.


                         CIRCUS CIRCUS ENTERPRISES, INC.



                         By:        CLYDE T. TURNER
                             Name:  Clyde T. Turner
                             Title: Chairman of the Board





                         FIRST CHICAGO TRUST COMPANY OF NEW YORK



                         By:        JAMES KUZMICH
                             Name:  James Kuzmich
                             Title: Operation Officer